As filed with the Securities and Exchange Commission on December 17, 2014
Registration No. 333-175203

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
__________________

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OmniAmerican Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)
__________________

Maryland (State or Other Jurisdiction of Incorporation or Organization)	27-0983595 (I.R.S. Employer Identification Number)

1320 S. University Drive, Suite 900, Fort Worth, Texas (Address of Principal Executive Offices)	76107 (Zip Code)

OmniAmerican Bancorp, Inc. 2011 Equity Incentive Plan OmniAmerican Bank 401(k) Profit Sharing Plan (Full Title of the Plan)

Copies to:
Mr. Tim Carter
President and Chief Executive Officer
OmniAmerican Bancorp, Inc.
1320 S. University Drive, Suite 900
Fort Worth, Texas 76107
(817) 367-4640
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Brian D. Barnard, Esq. Haynes and Boone, LLP 201 Main Street, Suite 2200 Fort Worth, Texas 76102 (817) 347-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer [x]
Non-accelerated filer	Smaller reporting company

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 filed by OmniAmerican Bancorp, Inc., a Maryland corporation (the “Company”), with the Securities and Exchange Commission on June 29, 2011 (File No. 333-175203) (the “Registration Statement”). The Registration Statement registered (a) 1,666,350 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) and stock options to purchase 1,190,250 shares of Common Stock (the “Stock Options”) issuable under the OmniAmerican Bancorp, Inc. 2011 Equity Incentive Plan, and (b) an indeterminate amount of interests to be offered or sold under the OmniAmerican Bank 401(k) Profit Sharing Plan (the “Participation Interests”).

On April 28, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Southside Bancshares, Inc., a Texas corporation (“Southside”), and Omega Merger Sub, Inc., a Maryland corporation and a wholly-owned subsidiary of Southside (“Merger Subsidiary”). Pursuant to the Merger Agreement, on December 17, 2014, Merger Subsidiary merged with and into the Company (the “First Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”), and then immediately after the First Merger, on December 17, 2014, the Surviving Corporation merged with and into Southside (the “Second Merger”), with Southside as the surviving corporation. Immediately after the Second Merger, OmniAmerican Bank, a wholly-owned subsidiary of the Company, merged with and into Southside’s wholly-owned bank subsidiary, Southside Bank, with Southside Bank as the surviving bank (the “Bank Merger,” and together with the First Merger and the Second Merger, the “Mergers”).

In connection with the Mergers, the Company has terminated the offering of the Company’s securities pursuant to the Registration Statement as of the date hereof. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration by means of this Post-Effective Amendment No. 1, all securities of the Company that were registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on this 17th day of December, 2014.

OMNIAMERICAN BANCORP, INC.
By:	/s/ Tim Carter
Tim Carter
President and Chief Executive Officer
(Duly Authorized Representative)

Note: Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement.